Exhibit 2

FINANCIAL STATEMENTS
March 31, 2008
FINANCIAL STATEMENTS

UNIVERSAL TRACKING SOLUTIONS, INC.

F-1-

INDEPENDENT AUDITORS' REPORT
Independent Auditor’s Report

To the Board of Directors of
Universal Tracking Solutions, Inc.
Gilbert, AZ

We have reviewed the accompanying balance sheet of Universal Tracking Solutions, Inc. as of March 31, 2008, and the related statements of operations, Shareholders equity, and cash flows for the three months ended March 31, 2008 and 2007. In accordance with statements or standards for Accounting and Review services issued by the American Institute of Certified Public Accountants. All information in these financial statements is the representation of the management of Universal Tracking Solutions, Inc.

A review consist principally of inquires of Agency personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The balance sheet included review as of December 31, 2007 was audited by us, we expressed and unqualified opinion on it in our report dated March 21, 2008.

Robert L. White & Associates, Inc.

/s/ Robert L White & Associates, Inc.
Robert L. White & Associates, Inc.
April 14, 2008
Cincinnati, OH

F-2-

Universal Tracking Solutions, Inc.
Balance Sheet
March 31, 2008 and December 31, 2007

ASSETS

Current Assets:	Unaudited 2008	Audited 2007

Cash	$20,090	$22,597
Accounts receivable	130,474	54,063
Inventory	30,388	25,631
Other Current Assets	1,976	836
Total Current Assets	182,928	103,127

Fixed Assets, Net	696	796

Non Current Accounts receivable	19,250	19,970

Total Assets	$202,874	$123,893

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	91,985	42,579
Note Payable, related party	-	20,000
Accrued liabilities	103,734	50,339
Total Current Liabilities	195,719	112,918

Long Term Liabilities:
Unearned Access Revenues	38,853	47,270

Total Liabilities	234,572	160,188

Shareholders' Equity:
Common stock at $0.0001 par value; authorized 100,000,000 shares; 11,107,500 shares issued and outstanding at both March 31, 2008 and December 31 2007 respectively	1,111	1,111
Additional paid-in capital	471,819	471,819
Accumulated deficit	(504,628)	(509,225)
Shareholders’ Equity	(31,698)	(36,295)

Total Liabilities and Shareholders' Equity	$202,874	123,893

See accompanying notes

F-3-

Universal Tracking Solutions, Inc.
Statement of Operation
For the Three Months Ended March 31, 2008 and 2007
(Unaudited)

	2008	2007
Revenue	$265,270	$142,671
Cost of Revenue	159,715	122,888
Gross Profit	105,555	19,783

Operating Expenses	100,958	141,935

Operating Profit (Loss)	4,597	(122,152)

Other Income (Expense)	-	(331)

Net Income (Loss)	$4,597	$(122,483)

Basic and diluted loss per share	$(0.00)	$(0.01)

Weighted average number of common shares outstanding	11,107,500	10,542,500

See accompanying notes

F-4-

Universal Tracking Solutions, Inc.
Statement of Changes in Shareholders’ Equity
For The Year Ended December 31, 2007 and the
Period from July 19, 2006 (date of inception) through December 31, 2006

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, July 19, 2006	-	$-	$-	$-	$-
Issuance of common stock for service	7,500,000	750	-	-	750
Issuance of common stock for cash	2,942,500	294	338,206	-	338,500
Donated Inventory	-	-	680	-	680
Net loss, July 19, 2006 through December 31, 2006	-	-	-	(211,585)	(211,585)
Balance, December 31 2006	10,442,500	1,044	338,886	(211,585)	128,345
Issuance of Common Stock for Cash	665,000	67	132,933		133,000
Net Loss, Year Ended December 31, 2007				(297,640)	(297,640)
Balance, December 31, 2007	11,107,500	1,111	471,819	(509,225)	(36,295)

See accompanying notes

F-5-

Universal Tracking Solutions, Inc.
Statement of Cash Flows
For The Three Months Ended March 31, 2008 and 2007

	2007	2006
Cash Flows From Operating Activities	$4,597	$(122,483)
Net Income (loss)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	100	-
Stock based compensation	-	-
Changes in operating assets and liabilities:
Accounts Receivable	(75,691)	(10,868)
Inventory	4,757	19,434
Other Current Assets	1,140	35,821
Accounts Payable	49,406	(5,173)
Accrued Liabilities	53,395	3,541
Unearned Access Revenues	(8,417)	-
Total adjustments	12,896	42,755

Net cash flows from operating activities	17,493	(79,728)

Cash Flows From Financing Activities
Note Payable, related party	(20,000)	133,000
Net cash provided by (used in) financing activities	(20,000)	133,000

Net Change in Cash	(2,507)	53,272

Cash, Beginning of the Period	22,597	31,000

Cash, End of the Period	$20,090	$84,272

See accompanying notes
F-6-

Universal Tracking Solutions, Inc.
Notes to Financial Statements

Note A - Nature and Continuance of Operation

Nature of Operations

Universal Tracking Solutions, Inc. was incorporated on July 11, 2006 in the state of Nevada (“UTS”, or the “Company”). UTS is an application based solutions provider of telemetry tracking systems. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries.

The financial statements are presented in US dollars and have been prepared by management in accordance with generally accepted accounting principles in the United States (“US GAAP”) on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

During the three months ended March 31, 2008, the Company generated a profit of $4,597. However, it had an accumulated deficit of $504,628 and a working capital deficit of $12,791. The ability of the Company to continue as a going concern is uncertain and dependant upon achieving a profitable level of operations and on the ability of the Company to obtain necessary capital and financing to fund ongoing operations. The outcome of these matters cannot be predicted at this time.

These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and the amounts different from those reflected in the accompanying financial statements.

Note B – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product and service revenue and the related labor costs and payroll are recorded in the period in which services are performed or products are delivered. All revenues are accounted for once they are earned. Units Sales are reported upon delivery of the product and the month maintenance fees are recognized when service is provided. Customers typically pay for monitoring services on a monthly basis.

Accounts Receivable

UTS’ trade accounts receivable result from the sale of its products and services, and consist of private and public companies. UTS uses the allowance method to account for uncollectible accounts. Bad debt expense for the three months ended March 31, 2008 was -0-.

Concentration of Credit Risk

Financial instruments, which potentially expose UTS to concentrations of credit risk consist principally of trade accounts receivable.
F-7-

The Company’s trade accounts receivable result from the sale of its products and services to customers, and customers consist of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. UTS had no customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales for the three months ended March 31, 2008 or 2007.

The Company is obligated to pay the salaries, wages, related benefit costs, and expenses. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

The Company’s estimates that the fair value of all financial instruments at March 31, 2008 and 2007 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. UTS did not have direct-response advertising costs during the three months ended March 31, 2008 or 2007.

Accounting for Stock-based Compensation

The Company’s accounts for and reports its stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards NO, 123 (revised 2004) Share-Based Payment ("SFAS No. 123R") which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. During 2008 or 2007, the Company did not grant any stock options which would require a calculation as prescribed by SFAS No. 123R.

F-8-

Income Taxes

The Company’s records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

The Company computes loss per chare in accordance with SFAS NO. 128 “Earnings per Share” which requires presentation of bother basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period including, stock options and warrants, using the treasury method, and preferred stock, using the if-converted method. Dilutive loss per share excludes all potential common shares if their effect is anti dilutive. As the Company has no potential dilutive securities, basic loss per share is equal to diluted loss per share.

Recent Accounting Pronouncements

In February 2006, the SFAS No.155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No.133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No.120, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No.140”) SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis, SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subjected to a re-measurement event occurring in fiscal years beginning after September 15, 2006. The company adopted SFAS 155 on January 1, 2007 which does not have a material effect on its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“Fin 48”). Fin 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income taxes”. The provisions of Fin 48 are effective for the company’s fiscal year beginning January 1, 2007. The Company believes that the adoption will not have a material effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will be required to adopt SFAS 157 in the first quarter of 2008. The company’s management is currently evaluating the requirements of SFAS 157 and has not yet determined the impact on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission Staff issued staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatements as quantified under either approach is material to the current year financial statements, the misstatements must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement in material, the prior year financial statements should be corrected. In the year of adoption (fiscal year ending after November 15, 2006, or calendar year 2006 for the Company), the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than including the adjustment in the current year statement of operations. Upon completing its evaluation of the requirements of SAB No. 108, the Company determined it did not affect it consolidated financial statements.

F-9-

In December 2004, FASB issued SFAS No. 123 (revised 2004) "Share Based Payment" (SFAS No. 123R), a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25's intrinsic value method of accounting and, instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has determined SFAS No. 123R does not have an effect on its financial statements.

As per Note D, Issuance of Common Stock, stock was issued in return for services provided in the initial set up of the organization.

There are no differences between historical and pro-forma stock based compensation value.

Note C - Income Taxes

For income tax purposes UTS had $297,640 of net operating losses for the period ended December 31, 2007 and total accumulated loses of $ 509, 225 which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note D - Cash Flow Supplemental Information

Cash paid for interest during the period ended December 31, 2006 amounted to $0.

During the period from July 19, 2006 (date of inception) through December 31, 2006, UTS issued 10,442,500 shares of restricted common stock, valued at $359,250, to various investors and service providers, including both of the Company’s officers and directors.

Note E - Shareholders’ Equity

Issuance of Common Stock

During the year ended December 31, 2007 the Company issued 665,000 shares of Common stock for proceeds of $133,000.

During the period from July 19, 2006 (date of inception) through December 31, 2006 the Company entered into the following stock related transactions.

On July 19, 2006, the Board of Directors approved the issuance of 7,500,000 restricted shares of the Company’s $.0001 par value common stock for $750 of services. The stock was issued, at inception, at par value for services provided in relation to the initial incorporation and set up of the organization. These services had a value of $750.

On August 1, 2006, the Board of Directors approved the issuance of 2,000,000 restricted shares of the Company’s $.0001 par value common stock, and 2,000,000 warrants to purchase 2,000,000 additional shares of the Company’s common stock for $.20 per share, for a total investment of $150,000.

On September 30, 2006, the Board of Directors approved the issuance of 942,500 restricted shares of the Company’s $.0001 par value common stock for a total investment of $188,500.

F-10-

Common Stock Warrants

As of December 31, 2007, there were 2,000,000 stock warrants outstanding which are due to expire on July 31, 2008. Each warrant has an exercise price of $.20 per share. All stock warrants are exercisable.

Note F - Commitments and Contingencies

Operating Leases

The Company currently has no lease obligations. Our office is located in Gilbert, Arizona. We rent our office on a month-to-month basis and pay $1,500 in rent.

Litigation

As of March 31, 2008, the Company did not have any outstanding legal issues outside of the ordinary course of business.

Note G - Subsequent Events

There are no subsequent events.

F-11-

FINANCIAL STATEMENTS
December 31, 2007
FINANCIAL STATEMENTS

UNIVERSAL TRACKING SOLUTIONS, INC.

F-12-

INDEPENDENT AUDITORS' REPORT

Independent Auditor’s Report

To the Board of Directors of
Universal Tracking Solutions, Inc.
Gilbert, AZ

We have audited the accompanying balance sheet of Universal Tracking Solutions, Inc. as of December 31, 2006, and the related statements of operations, stockholders equity, and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, including the balance sheet as of December 31, 2006, and the related statements of operations, stockholders equity, and cash flows for the year ended December 31, 2006, presents fairly, in all material respects, the financial position of Universal Tracking Solutions, Inc. as of December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Robert L. White & Associates, Inc.

/s/ Robert L White & Assoicates, Inc.
Robert L. White & Associates, Inc.
March 29, 2007
Cincinnati, OH

F-13-

Universal Tracking Solutions, Inc.
Balance Sheet
December 31, 2006

ASSETS

Current Assets:
Cash	$31,000
Accounts receivable	45,423
Inventory	42,088
Note Receivable	20,000
Other Current Assets	39,900
Total Current Assets	178,411

Fixed Assets, Net	1,194

Total Assets	179,605

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	31,026
Accrued liabilities	234
Total Current Liabilities	31,260

Stockholders' Equity:
Common stock at $0.0001 par value; authorized 100,000,000 shares; 10,542,500 shares issued and outstanding	1,054
Additional paid-in capital	358,886
Accumulated deficit	(211,585)
Stockholders’ Equity	148,345

Total Liabilities and Stockholders' Equity	$179,605

See accompanying notes

F-14-

Universal Tracking Solutions, Inc.
Statement of Operation
For the Year Ended December 31, 2006

2006

Revenue	$204,516
Cost of Revenue	202,699
Gross Profit	1,817

Operating Expenses	213,444

Operating Income (Loss)	(211,627)

Other Income (Expense)	42

Net Income (Loss)	$(211,585)

Basic and diluted loss per share	$(0.02)

Weighted average number of common shares outstanding	9,756,954

See accompanying notes

F-15-

Universal Tracking Solutions, Inc.
Statement of Changes in Stockholders’ Equity
For the Year Ended December 31, 2006

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, July 19, 2006	-	$-	$-	$-	$-
Issuance of common stock for service	7,500,000	750	-	-	750
Issuance of common stock for cash	2,000,000	200	149,800	-	150,000
Issuance of common stock for cash	1,042,500	104	208,406	-	208,500
Donated Inventory	-	-	680	-	680
Net loss	-	-	-	(211,585)	(211,585)
Balance, September 30, 2006	10,542,500	1,054	358,876	(211,585)	148,345

See accompanying notes

F-16-

Universal Tracking Solutions, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2006

2006
Cash Flows From Operating Activities
Net loss	$(211,585)
Adjustments to reconcile net loss to net cash flows from operating activities:
Stock based compensation	750
Changes in operating assets and liabilities:
Accounts Receivable	(45,423)
Inventory	(42,088)
Note Receivable	(20,000)
Prepaid Expenses	(39,900)
Accounts Payable	31,026
Accrued Liabilities	234
Total adjustments	(115,401)

Net cash flows from operating activities	(326,986)

Cash Flows From Investing Activities
Purchases of property and equipment	(1,194)
Net cash flows from investing activities	(1,194)

Cash Flows From Financing Activities
Donated Inventory	680
Proceeds from sale of common stock	358,500
Net cash provided by financing activities	359,180

Net Change in Cash	31,000

Cash, Beginning of the Period	0

Cash, End of the Period	$31,000

See accompanying notes

F-17-

Universal Tracking Solutions, Inc.
Notes to Financial Statements

Note A - Nature of Operations and Basis of Presentation

Nature of Operations

Universal Tracking Solutions, Inc. was incorporated on July 11, 2006 in the state of Nevada (“UTS”, or the “Company”). UTS is an application based solutions provider of telemetry tracking systems. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries.

Basis of Presentation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product and service revenue and the related labor costs and payroll are recorded in the period in which services are performed or products are delivered. All revenues are accounted for once they are earned. Units Sales are reported upon delivery of the product and the month maintenance fees are recognized when service is provided. Customers typically pay for monitoring services on a monthly basis.

Accounts Receivable

UTS’ trade accounts receivable result from the sale of its products and services, and consist of private and public companies. UTS uses the allowance method to account for uncollectible accounts. Bad debt expense for the year ended December 31, 2006 was $0.

Concentration of Credit Risk

Financial instruments, which potentially expose UTS to concentrations of credit risk consist principally of trade accounts receivable.

UTS’ trade accounts receivable result from the sale of its products and services to customers, and customers consist of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. UTS had no customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales for the year ended December 31, 2006.

The Company is obligated to pay the salaries, wages, related benefit costs, and expenses. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

UTS estimates that the fair value of all financial instruments at December 31, 2006 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

F-18-

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. UTS did not have direct-response advertising costs during the year ended December 31, 2006.

Accounting for Stock-based Compensation

UTS accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25,  Accounting for Stock Issued to Employees  ("APB No. 25"), Financial Accounting Standards Board Interpretation No. 44,  Accounting for Certain Transactions Involving Stock Compensation  ("FIN 44"), and Statement of Financial Accounting Standards No. 148  Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”) . Accordingly, compensation costs for stock options and warrants are measured as the excess, if any, of the fair value of the stock at the date of grant, over the stock option exercise price. Value Consulting accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation  ("SFAS No. 123") Under SFAS No. 123, stock option awards issued to non-employees are accounted for at their fair value on the date issued, where fair value is determined using the Black-Scholes option pricing method.

Income Taxes

UTS records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

Net loss per share is computed based upon the weighted average number of outstanding shares of the Company’s common stock for each period presented.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement is generally effective for contracts entered into or modified after June 30, 2003. The Company currently has no such financial instruments outstanding or under consideration and does not expect the adoption of this standard to effect the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” .  This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

F-19-

 In December 2003, the FASB issued FASB Interpretation No. 46, “Amended Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and, for interim periods beginning after December 15, 2003, for interests acquired prior to February 1, 2003. The Company does not currently have relationships with entities meeting the criteria set forth in FIN No. 46 and is not required to include any such entities in its financial statements pursuant to the provisions of FIN No. 46.

Effective as of December 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

In December 2004, FASB issued SFAS No. 123 (revised 2004) "Share Based Payment" (SFAS No. 123R), a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25's intrinsic value method of accounting and, instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has yet to determine the effect SFAS No. 123R may have on its financial statements, if any.

As per Note D, Issuance of Common Stock, stock was issued in return for services provided in the initial set up of the organization.

There are no differences between historical and pro-forma stock based compensation value.

Note B - Income Taxes

For income tax purposes UTS had $211,585 of net operating losses for the period ended December 31, 2006, which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note C- Note Receivable

On October 1, 2006, UTS entered into a short-term, month to month loan with a shareholder for $20,000. As of December 31, 2006 the balance of the loan was $20,000.

Note D - Cash Flow Supplemental Information

Cash paid for interest during the period ended December 31, 2006 amounted to $0.

During the year ended December 31, 2006, UTS issued 10,542,500 shares of restricted common stock, valued at $359,250, to various investors and service providers, including both of the Company’s officers and directors.

Note E - Stockholders’ Equity

Issuance of Common Stock

On July 19, 2006, the Board of Directors approved the issuance of 7,500,000 restricted shares of the Company’s $.0001 par value common stock for $750 of services. The stock was issued, at inception, at par value for services provided in relation to the initial incorporation and set up of the organization. These services had a value of $750.

On August 1, 2006, the Board of Directors approved the issuance of 2,000,000 restricted shares of the Company’s $.0001 par value common stock, and 2,000,000 warrants to purchase 2,000,000 additional shares of the Company’s common stock for $.20 per share, for a total investment of $150,000.

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On September 30, 2006, the Board of Directors approved the issuance of 1,042,500 restricted shares of the Company’s $.0001 par value common stock for a total investment of $208,500.

Common Stock Warrants

As of September 30, 2006, there were 2,000,000 stock warrants outstanding which are due to expire on July 31, 2008. Each warrant has an exercise price of $.20 per share. All stock warrants are exercisable.

Note E - Commitments and Contingencies

Operating Leases

UTS currently has no lease obligations. Our executive offices our located in Gilbert, AZ. Our executive offices are leased on a quarter-by-quarter basis. Payments are made in advance and there are no on-going lease obligations. The current lease rate is $1,200 per month.

Litigation

As of December 31, 2006, UTS did not have any outstanding legal issues outside of the ordinary course of business.

Note F - Subsequent Events

There are no subsequent events.

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